Exhibit 99.1
T STAMP INC
(‘Trust Stamp’ or ‘The Company’)
Nasdaq: IDAI
Trust Stamp files its 2025 Q1 10-Q and provides forward-looking estimates
Trust Stamp announced that it filed its 2025 Q1 10-Q after the Nasdaq market closed on May 15, 2025, and gave estimated guidance for 2025, together with announcing strong growth in customer enrollment on its SaaS Orchestration Layer
May 15, 2025, Atlanta, Georgia, United States: Trust Stamp announces that:
1.It filed its Q1 10-Q report for the three months ended 31 March 2025 after the Nasdaq market closed on May 15th, 2025.
2.Q1 2025 recognized revenue was $545 thousand, decreased from $574 thousand for Q1 of 2024, with an additional $197 thousand of revenue fully earned but subject to deferred recognition under ASC 606.
3.Estimates of anticipated revenue from existing contracted customers for FY 2025 are believed to exceed $5.0m and do not include projected revenue from contracted customers that are not yet revenue-generating.
4.Continuing expense reductions for the balance of 2025 are estimated to result in new savings of $0.18m per month compared to expenses in 2024.
5.Cash burn for the remaining nine months of 2025 is estimated at an average of $0.24m per month based solely on projected revenue from contracted customers that are currently revenue-generating. The Company believes its projected burn is covered by cash on hand (supplemented by an unused $6.1m “At The Market” equity distribution agreement that was announced on February 25th, 2025) as well as anticipated revenues described above.
In addition, Trust Stamp announced that as of the date of this release, institutional customers registered on the Orchestration Layer platform have increased to ninety-four from eighty at the end of Q4 2024, with the addition of twelve community banks and two credit unions.

Inquiries
Investors:	shareholders@truststamp.ai
About Trust Stamp
Trust Stamp is a global provider of AI-powered services for use in multiple sectors, including banking and finance, regulatory compliance, government, healthcare, real estate, communications, and humanitarian services. Its technology empowers organizations via advanced solutions that reduce fraud, tokenize and secure data, securely authenticate users while protecting personal privacy, reduce friction in digital transactions, and increase operational efficiency, enabling customers to accelerate secure financial inclusion and reach and serve a broader base of users worldwide.
Located in eight countries across North America, Europe, Asia, and Africa, Trust Stamp trades on the Nasdaq Capital Market (Nasdaq: IDAI).

Safe Harbor Statement: Caution Concerning Forward-Looking Remarks
All statements in this release that are not based on historical fact are “forward-looking statements” including within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The information in this announcement may contain forward-looking statements and information related to, among other things, the company, its business plan and strategy, and its industry. These statements reflect management’s current views with respect to future events based on information currently available and are subject to risks and uncertainties that could cause the company’s actual results to differ materially from those contained in the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company does not undertake any obligation to revise or update these statements.